GENERAL ASSIGNMENT


         McCarthy Grenache, Inc., a Nevada Corporation ("Assignor"), for valuable consideration received to its full satisfaction, hereby conveys, assigns, transfers, and delivers to The Equitable Life Investment Company Inc., a Canadian Corporation ("Assignee") all rights, title, and interests in and to Striker, LLC, a Nevada Limited Liability Company ("Company") including any and all assets (tangible and intangible), real and personal property, accounts and proprietary rights (collectively, the "Assets") of the Company.

          This Assignment is made in connection with that certain Bill of Sale and Agreement between Assignor and Assignee to purchase the Company. All capitalized terms not herein defined shall be given the same meanings as are set forth in the foregoing Agreements.

         Assignor shall execute and deliver at the request of the Assignee all papers, instruments and assignments, and perform any other reasonable acts the Assignee may require in order to vest all of Assignor's rights, title and interest in and to the Company and its Assets in the Assignee and/or to provide evidence to support any of the foregoing in the event such evidence is deemed necessary by the Assignee, to the extent such evidence is in the possession or control of Assignor. Assignor shall deliver to Assignee the books and records of company, including the Company seal, LLC Membership Certificates and documents relating to the Company.

         This Assignment shall be binding upon and be enforceable against Assignor and its successors and assigns and shall inure to the benefit of and be enforceable by Assignee and its successors and assigns.


                                                     MCCARTHY GRENACHE, INC.



                                               By:  ___________________________

                                               Print Name:_____________________

                                               Its:____________________________